Contacts:	Lorne E. Phillips, CFO Pioneer Energy Services Corp. (210) 828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / (713) 529-6600
FOR IMMEDIATE RELEASE
Pioneer Drilling Company Announces Name Change to
Pioneer Energy Services Corp.

SAN ANTONIO, Texas, July 30, 2012 - Pioneer Drilling Company (NYSE: PDC) announced that its name has changed to Pioneer Energy Services Corp. The Company's common stock will continue to trade on the New York Stock Exchange but will trade under the new ticker symbol “PES.” Pioneer's website is now www.pioneeres.com.
“Over the last five years, we have transformed Pioneer from a pure play domestic land contract driller to a diversified energy services provider with operations across the United States and in Colombia,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services.
“Today, approximately 50% of our revenues and operating margin are derived from our Production Services Segment. We operate 102 well servicing rigs, 117 wireline units, 11 coiled tubing units and an array of fishing and rental tools in addition to our 66 drilling rigs. Our core services are heavily concentrated in the Bakken, Eagle Ford, Permian and along the Gulf Coast, both onshore and offshore.
"This new name reflects who Pioneer is today,” Locke said.
In connection with the name change, the Company's common stock was assigned the new CUSIP number 723664 108. The Company's outstanding common stock certificates are not affected by the name change; they continue to be valid and do not need to be exchanged.
About Pioneer
Pioneer Energy Services provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer Energy Services also provides well servicing, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment. For more information, visit our website at www.pioneeres.com

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